Exhibit 99.1

ImmunoCellular Therapeutics Announces Licensing Agreement with University of

Pennsylvania for Enhanced Dendritic-Cell Production Technology

LOS ANGELES, CA (February 21, 2012) — ImmunoCellular Therapeutics (OTCBB: IMUC) today announced that it has entered into an agreement with the University of Pennsylvania under which University of Pennsylvania has granted the Company an exclusive, worldwide license for a patent pending technology for the production of high-activity dendritic cells (DCs). The license covers the application of this technology to the development of therapeutics for all indications except breast cancer and ductal carcinoma in situ. The terms of the agreement were not disclosed.

The licensed technology underlies ICT-107, IMUC’s lead DC-based cancer vaccine candidate for the treatment of glioblastoma multiforme. Developed by Brian J. Czerniecki, M.D., Ph.D., co-director of University of Pennsylvania’s Rena Rowan Breast Cancer Center and Surgical Director of the immunotherapy program at the Abramson Cancer Center, the technology enables the development of DCs designed to trigger powerful and targeted immune responses to specific cancer antigens.

In the natural human immune system, DCs are responsible for capturing, processing and presenting antigens to T-cells, which in turn target the antigens and destroy them. A key juncture in the process of immunity, the DC’s conversion from antigen-capturing to antigen-presenting mode, known as maturation, relies on the production of special messenger cells known as cytokines. Dr. Czerniecki’s technology produces DCs that express very high levels of the cytokines interleukin (IL) -12 and –IP-10, which have been shown to play a key role in initiating T-cell response.

Manish Singh, Ph.D., IMUC’s president and CEO, commented, “This licensing agreement represents an expansion of our intellectual property surrounding the technology underlying our lead product candidate, ICT-107. In addition to contributing to the powerful immune responses to ICT-107 we have observed to date, this technology also enables the manufacture of multiple vaccine shots from a single production run, allowing us to significantly reduce the cost of manufacturing the vaccine. As we continue advancing our ongoing Phase II trial in glioblastoma, we are confident that will continue to realize the benefits of the enhanced efficacy and efficiency of this innovative dendritic-cell production method.”

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics (OTC.BB: IMUC) is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma. To learn more about IMUC, please visit www.imuc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that the licensed technology may not perform as expected; the risk that the patents covering the patent pending technology licensed by IMUC will not be granted or will not provide meaningful commercial protection; the risks associated with generating data to support the provisional patent application for the licensed technology; the risk that the licensed technology may infringe the proprietary rights of third parties; the risk that IMUC will not be able to secure a licensee for development and commercialization of ICT-107 on favorable terms or at all; the need for substantial additional capital to fund development of ICT-107 through to commercialization; the risk that the safety and efficacy results obtained in the Phase I trial for the dendritic cell-based vaccine will not be confirmed in subsequent trials; the risk that the correlation between immunological response and progression-free and overall survival in the Phase I trial for ICT-107 will not be reflected in statistically significant larger patient populations; the need to satisfy performance milestones to maintain the technology licenses with Cedars-Sinai and the University of Pennsylvania; the risks associated with adhering to projected preclinical or clinical timelines and the uncertainties of outcomes of development work for product candidates; and the risk of obtaining patent coverage for the dendritic cell-based vaccine or that any patents covering this vaccine will provide commercially significant protection for this product candidate. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.CEOcast, Inc. James Young, 212-732-4300 Investor Relations jyoung@ceocast.com